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                                                                     Exbhit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated February 15, 2005 on the financial statements of Siouxland Ethanol, LLC as of December 31, 2004 and September 30, 2004 and the related statements of operations, changes in member equity, and cash flows for the fiscal quarter ended December 31, 2004 and for the period from inception (August 12, 2004) to September 30, and December 31, 2004 in Form SB-2 Registration Statement of Siouxland Ethanol, LLC dated on or about March 21, 2005 and to the reference to our Firm under the caption "Experts" in the Prospectus included therein.


                                    /s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.
                                    Certified Public Accountants

Minneapolis, Minnesota
March 18, 2005